 EXHIBIT 3.1

Text of Previous Article III, Sections 3.1 and 3.5:

3.1          NUMBER AND TERM. The number of directors shall be 1 to 9. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successors shall be elected and shall qualify. The number of directors may not be less than three except that where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three but not less than the number of stockholders.

3.5          INCREASE OF NUMBER. The number of directors may be increased by amendment to these By-Laws by the affirmative vote of a majority of the directors, though less than a quorum, or by the affirmative vote of a majority in interest of the stockholders, at the annual meeting or at a special meeting called for that purpose, and by like vote the additional directors may be chosen at such meeting to hold office until the next annual election and until their successors are elected to qualify.

Text of Amended Article III, Sections 3.1 and 3.5:

3.1          NUMBER AND TERM. The Board of Directors shall consist of one or more members, up to 9 members, the number thereof to be determined from time to time by resolution of the Board of Directors. Any newly-created directorships resulting from an increase in the authorized number of directors so determined shall be filled solely by the affirmative vote of a majority of the remaining directors in office, although less than a quorum, or by a sole remaining director in office. The directors shall be elected at the annual meeting of the stockholders, and each director shall be elected to serve until his successor shall be elected and qualified or until the director’s earlier death, resignation, disqualification or removal. The number of directors may not be less than three except that where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three but not less than the number of stockholders.

3.5          INCREASE OF NUMBER BY AMENDMENT. The number of directors may also be increased by amendment of these By-Laws by the affirmative vote of a majority of the directors, though less than a quorum, or by the affirmative vote of a majority in interest of the stockholders, at the annual meeting or at a special meeting called for that purpose. In the event the number of directors is increased by amendment of these By-Laws, any newly-created directorships resulting from such increase shall be filled by the affirmative vote of a majority of the directors, though less than a quorum, or by the affirmative vote of a majority in interest of the stockholders, at the annual meeting or at a special meeting called for that purpose. A director so elected shall hold office until the next annual election and until his successor is elected and qualified or until the director’s death, resignation or removal.